SHARE PURCHASE AND SALE AGREEMENT

This **SHARE PURCHASE AND SALE AGREEMENT** (the **"Agreement"**) is made and executed by and between **LOTTERY.COM INC.**, a corporation organized and existing under the laws of the State of Delaware, and having its principal office at 20808 State Hwy. 71W, Unit B, Spicewood, Texas 78669 (the **"Buyer"**) and **TIMOTHY PETER SCOFFHAM**, individually, holder of a British passport numbered 536590239 and residing at The Barn at Penfolds, The Street Bury, West Sussex RH201PA ("**Scoffham**") and **IULIAN-CATALIN RUGINA**, individually, holder of a Romanian passport numbered 060655339 and residing at Str. Moldovei 26, Iasi, IASI -700056, Romania ("**Rugina**"). Scoffham and Rugina collectively hereinafter referred to as the "**Seller**". Buyer and Seller hereinafter referred to as the "Parties".

WHEREAS, Buyer, a Nasdaq listed and publicly traded company, is a leading technology company transforming how, where and when lottery is played on mobile and online platforms enabling its players to purchase legally sanctioned lottery games, sweepstakes and other charitable gaming in the United States and internationally;

WHEREAS, Buyer wishes to further expand its brand or other brands globally in the sports sector;

WHEREAS, Scoffham owns ninety-six and one-fifth percent of the issued and outstanding (96.96%), Rugina owns three and four-fifths percent (3.04%) of the issued and outstanding shares and the Seller owns one hundred percent (100%) of the issued share capital of S&MI Ltd, doing business as Sport Locker, a Company registered in England and Wales under number 14315884 and having its registered address at 86-90 Paul Street, London, EC2A4NE, England, United Kingdom ("**S&MI**" or the **"Company"**);

WHEREAS, S&MI owns one-hundred percent of all assets (tangible, intangible and intellectual property) for the assets set forth in Exhibit A of the this Agreement;

WHEREAS, S&MI is the provider of technologies that facilitate streaming capabilities through its media platform, which incorporates billing and social media platforms as well as white label capabilities for 3rd parties. S&MI's platforms have been built to support business-to-consumer engagement and to service business-to-business markets in the context of telecommunication companies, capable on a global level in the provision of technologies for content distribution via those platforms. S&MI is comprised of web and mobile applications for engagement, distribution and broadcast of media assets; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the entire issued share capital of the Company, thereby acquiring all assets (tangible, intangible and intellectual property) held by S&MI, including but not limited to any subsidiaries (if applicable) and the domain name <sportlocker.com>, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth

herein, the Buyer and Seller agree as follows:

ARTICLE I
PURCHASE AND SALE

1.01 **Purchase and Sale of Shares**. Upon the terms and provisions of this Agreement, Buyer agrees to purchase and accept delivery from Seller and Seller agrees to sell, assign, transfer and deliver to Buyer, at the Completion provided for in paragraph 1.04 of this Agreement subject to receipt of full and timely consideration provided in Section 1.03, the following shares of the Company set forth below, free and clear of all liens, claims, charges, equities or encumbrances of any kind (and herein referred to as "Subject Shares"):

> One Thousand Two Hundred Fifty (1,250) ordinary shares of £0.0001 each in S&MI held by Seller, which represents a **One Hundred Percent (100.00%)** ownership interest in the Company.

1.02 Intentionally Omitted.

1.03 **Consideration**. As consideration for the Subject Shares Buyer, will satisfy the purchase price of One Million Dollars USD $1,000,000 (the "Purchase Price") in an amount as follows:

Purchase Price: The total equivalent One Million Dollars USD ($1,000,000.00) in restricted stock units of common shares in Lottery.com Inc. (the "Payment-In-Kind") fixed at Three Dollars USD ($3.00) per share (the "Fixed Price") and the Payment-In-Kind shall be issued by Buyer supported by the legal opinion letter set forth in Exhibit C of this Agreement and vest for the benefit of Seller as follows:

(a) **First Payment:** The equivalent of One Hundred Fifty Thousand Dollars ($150,000.00) in restricted stock units of common shares in Lottery.com Inc. (the "First Payment") issued on the first business day following the Completion Date (the "First Issuance Date"). The restricted stock units of common shares in Lottery.com Inc. underlying the First Payment shall fully vest on the First Issuance Date. The restricted stock units of common shares in Lottery.com Inc. that constitute the First Payment shall include full piggyback registration rights for the benefit of Seller;

(b) **Second Payment:** The equivalent of Two Hundred Twelve Thousand Five Hundred Dollars ($212,500.00) in restricted stock units of common shares in Lottery.com Inc. (the "Second Payment") on the thirty-first (31st) day following the expiration of ninety (90) days after the Completion Date (the "Second Issuance Date"). The restricted stock units of common shares in Lottery.com Inc. underlying the Second Payment shall fully vest on the Second Issuance Date. The restricted stock units of common shares in Lottery.com Inc. that

make the Second Payment shall be restricted for a period of twelve (12) months immediately following the Completion Date;

(c) **Third Payment:** The equivalent of Two Hundred Twelve Thousand Five Hundred Dollars ($212,500.00) in restricted stock units of common shares in Lottery.com Inc. (the "Third Payment") on the thirty-first (31st) day following the expiration of one hundred eighty (180) days after the Completion (the "Third Issuance Date"). The restricted stock units of common shares in Lottery.com Inc. underlying the Third Payment shall fully vest on the Third Issuance Date. The restricted stock units of common shares in Lottery.com Inc. that make the Third Payment shall be restricted for a period of eighteen (18) months immediately following the Completion Date;

(d) **Fourth Payment:** The equivalent of Two Hundred Twelve Thousand Five Hundred Dollars ($212,500.00) in restricted stock units of common shares in Lottery.com Inc. (the "Fourth Issuance") on the thirty-first (31st) day following the expiration of two hundred seventy (270) days after the Completion Date (the "Fourth Issuance Date"). The restricted stock units of common shares in Lottery.com Inc. underlying the Fourth Payment shall fully vest on the Fourth Issuance Date. The restricted stock units of common shares in Lottery.com Inc. that make the Fourth Payment shall be restricted for a period of twenty-four (24) months immediately following the Completion Date; and

(e) **Fifth and Final Payment:** The equivalent of Two Hundred Twelve Thousand Five Hundred Dollars ($212,500.00) in restricted stock units of common shares in Lottery.com Inc. (the "Fifth and Final Payment") on the thirty-first (31st) day following the expiration of three hundred sixty-five days (365) days after the Completion Date (the "Fifth and Final Issuance Date"). The restricted stock units of common shares in Lottery.com Inc. underlying the Fifth and Final Payment shall fully vest on the Fifth and Final Issuance Date. The restricted stock units of common shares in Lottery.com Inc. that make the Fifth and Final Payment shall be restricted for a period of thirty (30) months immediately following the Completion Date.

In the event that the closing price of the restricted stock units of common shares in Lottery.com Inc. to be issued to the Seller as above is lower than the Fixed Price on the six (6) month anniversary of the issuance date (whether the First Issuance Date, Second Issuance Date, Third Issuance Date, Fourth Issuance Date or Fifth and Final Issuance Date) (collectively the "Anniversary Issuance Price"), then the Fixed Price shall be adjusted downward to the VWAP of the common stock for the five (5) consecutive trading days immediately preceding the six (6) month anniversary date of the issuance date. Accordingly, Buyer shall be obligated to tender Seller additional restricted stock units of common shares in Lottery.com Inc. to make up the difference between the Fixed Price and the Anniversary Issuance Price.

The Payment-In-Kind to Seller shall be made by Buyer on a pro rata basis and in proportion to the ownership interest in S&MI held by Scoffham and Rugina, respectively as represented by Scoffham and Rugina in this Agreement.

In addition to the Purchase Price, on or before the expiration of five (5) business days after the Effective Date (as defined below) of this Agreement, the Buyer shall reimburse Scoffham the actual operating costs of S&MI from February 15, 2024 (the execution and effective date of the Memorandum of Understanding by and between the Parties) through August 31, 2024 (the "Interim Period") paid by Scoffham and verified by Buyer's Chief Financial Officer acting reasonably (the "Outstanding Operating Costs"). The payment for the Outstanding Operating Costs during the Interim Period that Buyer agrees to pay as additional consideration shall be made in USD equivalent and by restricted stock units of common shares in Lottery.com Inc. fixed at Three Dollars USD ($3.00) at an equivalent of $150,000 USD (the "Interim Operating Cost Reimbursement"). The Interim Operating Cost Reimbursement shall include full piggyback registration rights for the benefit of Scoffham and supported by the legal opinion letter set forth in Exhibit C of this Agreement. In the event that the closing price of the restricted stock units of common shares in Lottery.com Inc. made the basis of the Interim Operating Cost Reimbursement is lower than the Fixed Price on the six (6) month anniversary of the registration date (the effective date of registration of the Interim Operating Cost Reimbursement) (the "Anniversary Completion Price"), then the Fixed Price shall be adjusted downward to the VWAP of the common stock for the five (5) consecutive trading days immediately preceding the six (6) month anniversary date of the registration date. Accordingly, Buyer shall be obligated to tender Scoffham additional restricted stock units of common shares in Lottery.com Inc. to make up the difference between the Fixed Price and the Anniversary Completion Price at Three Dollars USD ($3.00).

1.04 **Completion**. The completion of the purchase and sale of the Subject Shares (the "Completion") shall take place remotely on September 1, 2024 (the Completion Date").

Completion shall take place in accordance with Article 3.01 and each Party shall at Completion perform all of the obligations which the provisions of Article 3.01 require it to perform on or before the Completion Date.

1.05 **Broker Fee/Commission.** No broker is entitled to a fee or commission at Completion or Extended Completion Date as the case may be.

ARTICLE II
ASSETS ACQUIRED IN STOCK PURCHASE AND SALE

2.01 **Definitions.** Under this Article, and this Agreement generally, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meaning respectively:

Assets	the assets described in Annex A
Data Room	the virtual data room accessed via the link set out immediately below the table of definitions
Disclosed	fairly disclosed to the Buyer in (or under) the Disclosure Letter in such manner and with sufficient detail to enable the Buyer to make an informed assessment of the nature and scope of the matters, facts or circumstances disclosed and the extent and impact of their consequences;
Disclosure Documents	the documents contained in the Data Room at Completion;
Disclosure Letter	the disclosure letter dated the date of this Agreement from the Sellers to the Buyers, together with the Disclosure Documents;

Data Room link:
https://www.dropbox.com/scl/fo/1ccsqu3k28r7puzutufps/h?rlkey=7donim44d8ocmh2jiwxapbdv5&st=plrf12n4&dl=0

2.02 **Assets.** As provided in Section 1.02 of this Agreement, the Company shall hold Subject Shares certain assets. Those assets are described in Annex A and detailed in the Data Room.

2.08 **Limitations of Assumed Obligations.** Except as expressly provided in Section 2.08, no personal obligation or liability of Seller or relating to Seller's business, of any nature whatsoever (whether express or implied, fixed or contingent, liquidated or unliquidated, known or unknown, accrued, due or to become due), is being assumed by Buyer, nor shall Buyer be liable to pay, perform, or discharge any such obligation or liability, nor shall the Assets be subject to any such obligation or liability .

(a) Buyer shall not assume the employment agreement of Company, which it may have in place with Ms. Simona Camilleri ("Camilleri"). Seller shall keep Camilleri in her current employment position at S&MI for at least one (1) year following the effective date of the MOU between the parties, however, the full

cost related to Camilleri's employment at S&MI shall be the complete responsibility of Sellers, including any cost related to Camilleri's employment before and after the Completion Date.

2.09 **No Assumed Obligations.** The Buyer expressly does not agree to make any payments for the outstanding liabilities of the Seller (as opposed to S&MI) at the time of Completion. Seller warrant that there are no other outstanding liabilities relating to the Company at the Completion Date save for those shown in the balance sheet of S&MI in the Data Room and liabilities incurred in the ordinary course of business between the date of the balance sheet (July 31, 2024) and the Completion Date.

ARTICLE III
DOCUMENTS TO BE DELIVERED

3.01 **Documents to be Delivered by Seller to Buyer**. At or before the Completion, Seller will deliver to Buyer:

(a) A Certificate of Seller certifying (i) that the representation and warranties made by Seller in this Agreement are true and accurate at and as of the Completion; and (ii) that Seller has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Seller at or before the Completion;

(b) duly executed transfers of the Shares in favour of the Buyer, together with the relative share certificate(s) or an indemnity in a form reasonably required by the Buyer in the case of any missing share certificate(s);

(c) the certificate of incorporation, certificate(s) of incorporation on change of name and all other statutory records of the Company made up to the Completion Date;

(d) all of the books or account, financial and accounting records, correspondence, documents, files memoranda and other papers relating to the Company; and

(e) procure the delivery to the Buyers of the Disclosure Letter, duly executed by or on behalf of each Seller.

3.02 **Corporate Authorization**. Procure that a meeting of the board of directors of the Company is held at which the transfer of the Shares shall be approved for registration and the entry of the Buyer into the register of members of the Company shall be approved, in each case subject only to the transfers being duly stamped and will supply duly signed minutes of that meeting to the Buyers.

3.04 **Documents to be Delivered by Buyer to Seller**. At the Completion, Buyer will deliver to Seller:

(a) Payment of the Purchase Price in the form specified in paragraphs 1.03(a) of this Agreement and the Interim Operating Cost Reimbursement;

(b) A Certificate of Buyer certifying (i) that the representations and warranties made by Buyer in this Agreement are true and accurate at and as of the Completion; and (ii) that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Completion; and

(c) Any such other certificates and/or documents as Seller or its counsel may reasonably request, such as corporate documents or resolutions pertaining to this transaction; and

(d) Subject to conclusion of the matters referred to in Article **Error! Reference source not found.**3.01, the Buyer shall on Completion, procure the delivery to the Seller of the executed acknowledgement of receipt of the Disclosure Letter by the Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.01 **Representations and Warranties by Seller**. The following Representations and Warranties of Seller are given subject to those matters Disclosed.
Subject thereto, Seller represents and warrants to Buyer as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom.

(b) The Company is not required to be qualified or licensed to do business as a foreign corporation in any jurisdiction other than United Kingdom, except where the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or the ownership or use of any of its properties or assets.

(c) That attached Exhibit B sets forth a true and complete list of the names, addresses and titles of the directors and officers of the Company.

(d) All of the shares of the Subject Shares (if any) have been duly authorized and validly issued and are fully paid and none of them was issued in violation of any preemptive or other right. The Company is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire the Subject Shares, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract,

agreement or arrangement with respect to the Subject Shares.

(e) Seller owns all of the Subject Shares, free and clear of all liens, claims, charges, restrictions, equities and encumbrances of any kind and has full authority, power and legal right to sell, assign, transfer and deliver the same.

(f) The execution, delivery or performance of this Agreement:

i. will not violate or conflict with the articles of incorporation, certificate of formation, the bylaws, or any other of the governing documents of the Company;

ii. will not conflict with or result in any breach of or default under any provision of any contract or agreement of any kind to which Seller or the Company is bound or to which any property or asset of any of them is subject;

iii. is not prohibited by any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency;

iv. does not require Seller or the Company to obtain or make any consent, authorization, approval, of any other person;

v. will not cause any acceleration of the maturity of any note, instrument or other obligation to which the Company is bound or with respect to which the Company is an obligor or guarantor; and

vi. will not result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to the Subject Shares or any of the properties, assets, businesses, agreement or contracts of the Company.

(g) The Data Room contains financial statements including a balance sheet for the Company along with bank records and other documents supporting the accounting records, and since the date for such financial statements including a balance sheet, the Company has not:

(i) incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than in the ordinary course of business;

(ii) had any change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties,

assets, or liabilities, other than changes in the ordinary course of business, none of which has been materially adverse;

(iii) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially or adversely affecting its condition (financial or otherwise) or operations (present or prospective);

(iv) save for the overdraft up to £50,000 with Metrobank incurred or agreed to incur any indebtedness for borrowed money, other than in the ordinary course of business;

(v) suffered any substantial loss or waived any substantial right;

(vi) save for the debenture securing the overdraft mentioned in Article (iv) above mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets;

(vii) declared, set aside or paid any dividend or made any distribution (whether in cash, property or interest) with respect to any of its capital or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its Membership Interest;

(viii) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees or agents other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, employee or agent;

(ix) lost any major customer or had any material order canceled or knows of any threatened cancellation of any material order;

(x) made or permitted any material amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business;

(xi) had any resignation or termination of employment of any of its key officers or employees or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations (present or prospective) or business (present or prospective);

(xii) had any labor trouble or work stoppage or knows of any impending or threatened labor trouble or work stoppage that would adversely affect the Company; or

(xiii) become a party to any shareholders agreement or like arrangement regulating the relationship between the Company and its shareholder nor between the shareholders themselves analogous to any Fundamental Business Transaction (as the term is defined by Section 1.002 of the Texas Business Organizations Code) or any Fundamental Action (as the term is defined by Section 21.364 of the Texas Business Organizations Code).

(h) All federal, state, local and foreign tax returns, reports and statements required to be filed by the Company with requisite authorities as of the Completion Date have been properly and timely filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments and charges, liens, claims or encumbrances upon or relating to the Company and its employees, payroll, income, gross receipts and assets and assets have been paid, including any penalties and interest. Seller further represents and warrants that Seller is responsible for the filing of all federal, state, county, city, municipal, local, foreign or other governmental tax returns as of the Completion date. Shall provide Buyer with copies all tax returns filed by the Seller, copies of which shall include all reports, financial or otherwise, filed with Companies House upon which these returns were prepared. The Tax Computation for the period ended 31 August 2023 contained in the Data Room shows a loss and accordingly there is no corporation tax payable by the Company.

(i) There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner involving Seller or the Company or the assets of the Company that, if asserted and decided adversely to Seller or the Company, could materially and adversely affect the present or prospective operations or business of the Company.

(j) The Company has never issued any security covered by a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended or the Investment Company Act of 1940, as amended, and no security issued by the Company has ever been registered pursuant to the Securities Exchange Act of 1934, as amended.

(k) The Company is under the control of a sole director and there are no minute books of board meetings and no other actions of the members/managers and committees thereof

(l) All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

(m) No statement by Seller contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by Seller or any counsel or other agent of Seller to Buyer made pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

(n) All financial documentation and information delivered by the Seller to the Buyer have been prepared in accordance with generally accepted accounting principles, and fairly and accurately reflect the financial position of the Company. There are not undisclosed financial obligations of the Company which might adversely affect the value of the Assets to the Buyer.

4.02 **Representations and Warranties by Buyer**. Buyer represents and warrants to Seller as follows:

(a) Buyer has full authority, power and legal right to enter into this Agreement and acquire the Subject Shares, along with certain assets held by the Company as identified as the Assets.

(b) All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and without the intervention of any other person, except for each parties' counsel, and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

(c) No statement by Buyer contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by Buyer or any counsel or other agent of Buyer to Seller made pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

(d) Buyer has conducted its own due diligence and sought independent third-party advice and is entering into this Agreement based upon Buyer's independent judgment and the documents provided by Seller. Buyer is not relying upon any representations of Seller not contained herein.

(e) Buyer is not aware of any matter that might give rise to a claim against Seller under the Representations and Warranties given by Seller to Buyer under this Agreement.

ARTICLE V
CONDITIONS PRECEDENT

5.01 **Conditions Precedent to Seller's Obligation to Sell the Subject Shares**. The obligation of Seller to sell the Subject Shares is subject to the fulfillment prior to or at the Completion of the following conditions:

(a) There shall not be any material error, misstatement or omission in the representations and warranties made by Buyer in this Agreement; all representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer to Seller pursuant to this Agreement shall be true in all material respects at and as of the Completion as though such representations and warranties were made at and as of said

(b) Buyer shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or before the Completion including, but not limited to this Article 5, Section 5.01.

(c) Buyer shall pay the Purchase Price within the timelines mentioned under this Agreement.

5.02 **Conditions Precedent to Buyer's Obligation to Purchase the Stock**. The obligation of Buyer to purchase the Subject Shares is subject to the fulfillment prior to or at the Completion of the following conditions:

(a) There shall not be any material error, misstatement or omission in the representations and warranties made by Seller in this Agreement; all representations and warranties by Seller contained in this Agreement or in any written statement delivered by Seller to Buyer pursuant to this Agreement shall be true in all material respects at and as of the Completion as though such representations and warranties were made at and as of said time (except as contemplated by this Agreement and to the extent, if any, Buyer shall waive the same);

(b) Seller shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Seller at or before the Completion.

ARTICLE VI
TERMINATION

6.01 **Termination by Buyer**. Buyer may, without liability to Seller, terminate this Agreement by written notice to Seller (i) at any time prior to the Completion if default occurs by Seller in the observance or in the due and timely performance of any of the terms hereof to be performed by Seller that cannot be cured at or prior to the Completion, or (ii) at the Completion if any of the conditions precedent to the performance of Seller's obligations at the Completion shall not have been fulfilled, including, but not limited to, the condition precedent contained in Article 5, Section 5.02(a). In the event of such termination due default by the Seller or non-fulfillment of Condition Precedents by the Seller, the Earnest Money shall be returned to the Buyer.

02 **Termination by Seller**. Seller may, without liability to Buyer, terminate this Agreement by written notice to Seller (i) at any time prior to the Completion if default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Completion, or (ii) at the Completion if any of the conditions precedent to the performance of Buyer's obligations at the Completion shall not have been fulfilled, including, but not limited to, the condition precedent contained in Article 5, Section 5.01, or (iii) if the Buyer fails to pay the Purchase Price in accordance with Article 1, Section 1.03 of this Agreement or (iv) breaches any terms of this Agreement. In the event of such termination due default by the Buyer or non-fulfillment of Condition Precedents by the Buyer, and the Extension Fee (if applicable) shall be forfeited, and Seller shall not be liable to refund any amounts under this Agreement. Further, the Seller shall be relieved from any further obligation under this Agreement. The transfer of the Subject Shares and the Assets shall revert immediately to Seller and this transaction shall be null and void.

6.03 **Effect of Termination**. Further, if this Agreement is terminated for any reason whatsoever , this Agreement shall no longer be of any force or effect and there shall be no liability on the part of any party except, in the case of termination because of a material default or material breach resulting from the willful fault of another party, the aggrieved party or parties may recover from the defaulting party the amount of expenses incurred by such aggrieved party or parties in connection with this Agreement and the transactions contemplated hereby which the aggrieved party or parties would otherwise have to bear. If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any party hereto or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom and all information received by any party hereto with respect to the business of any other party or any of its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such

party to any third person to the detriment of the party furnishing such information or any of its subsidiaries.

ARTICLE VII
OTHER PROVISIONS

7.01 **Post-Completion Obligations**. Buyer shall pay all monthly operating costs for Company after the Completion Date (the "Post-Completion Operating Costs").

Buyer shall indemnify and hold harmless Scoffham for any and all losses, liabilities, costs, charges or expenses incurred by him in connection with the personal guarantee given by him to Metrobank for the overdraft referred to in Article 4.01 (g) (iv).

Buyer shall procure that the Company enters into an employment agreement by and between S&MI and Scoffham within fifteen (15) days following the Effective Date of this Agreement, the terms of said employment agreement to include: i) an annual base compensation set forth in the draft employment agreement provided by Scoffham to Buyer ("Base Compensation"); ii) a performance bonus of up to 20% of annual Base Compensation,; and iii) eligibility for additional equity compensation, subject to Buyer's Compensation Committee and Board approval.

7.02 **Commercial Licenses and Permits Held by Company.** Seller represents that other than as evidenced in the Disclosure Bundle, no permits, licenses, or authorizations are required to conduct the business of the Company on the Completion Date. Seller shall provide Buyer with copies of all permits prior to Completion for Buyer's inspection and approval. Seller warrants that the Company's permits and distributor licenses are validly issued and in full force and effect, and fully authorize and allow the conduct of business by the Company. Seller has not received notice of default, violation, or termination under any of the permits and all the requirements, conditions and obligations to be performed under the permits have been fully performed as of the date hereof and will continue to be performed through the Completion Date. Seller agrees that all commercial licenses, permits, or authorizations held by the Company for use in business shall survive the stock interest transfer and this Agreement. Seller agrees to relinquish any and all rights to the use of these permits licenses, and/or authorizations, and that these permits, licenses, and/or authorizations shall remain the property of the Company and be transferred to Buyer at closing. For the purposes of this section, "licenses", "permits", and "authorizations" shall mean all operating authorities, license, certificates and other approvals or authorizations required or desirable to conduct the Seller's wholesale business in accordance with all applicable laws, regulations, by-laws and ordinances.

7.03 **Survival of Representations and Warranties**. All statements contained in any certificate or other instrument delivered by or on behalf of Seller or Buyer pursuant to this Agreement shall be deemed representations and warranties hereunder by the party delivering such certificate or instrument. All representations, warranties and agreements made by Seller or Buyer in this Agreement or pursuant hereto shall survive the Completion.

7.04 **Legal Fees Incurred.** Whether or not the Completion is consummated, except as otherwise provided by paragraph 6.03 of this Agreement, each of the parties will pay all of its own legal, consulting and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

7.05 Intentionally Omitted.

7.06 **Waiver**. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

7.07 **Entire Agreement**. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for in this Agreement. No other writing may be introduced to determine the parties' intent. The parties acknowledge that no other representations, promises or inducements exist, except as expressly provided in these agreements. The parties further acknowledge and understand that these agreements can be modified only through a written instrument executed by both parties. Any other purported changes, modifications, or alterations to these agreements that are not in written form executed by both parties shall be null and void.

7.08 **Indemnification.** Seller shall indemnify and hold Buyer harmless from any and all liabilities under any and all obligations of Seller, which arise or accrue before Completion. If Seller fails to indemnify and hold the other harmless after written notice and failure to cure for thirty (30) days, such failure shall be considered a default or breach of this Agreement. For and in consideration of the promises and covenants contained herein, the terms and conditions stated, the sufficiency of which is hereby agreed to and acknowledged, Seller, his heirs, executors, administrators, legal representatives, successors, assigns hereby completely indemnify Buyer, their heirs, executors, administrators, legal representatives, successors, servants, and representatives of all causes of action in law or equity for any judgments, liens, rights, damages, costs, expenses, compensation, loss monetary damages of any nature whatsoever including but not limited to any loss of profits (whether direct or indirect), business opportunities, revenue or damage to goodwill and/or any special, indirect, consequential or pure economic loss, costs, damages, charges or expenses that have arisen before or would arise as a result of transactions, dealings and/or services against the Buyer before the Completion. The Seller shall at its own cost, expense and risk and responsibility promptly defend, pay and settle all such third-party claims and actions in such manner as the Buyer may deem fit and shall bear and make payment of all legal costs incurred by the Seller in defending such claims. The advocates and counsels representing the Buyer shall be appointed at the sole discretion of Buyer and Seller shall have no say. In the event the Seller does not defend, pay and/or settle any of the third-party claims or actions, the Buyer shall have right and be entitled but shall not be obligated, to defend, pay and/or settle such third-party claims and actions, at the sole cost and risk of the Seller. This right of the Buyer is without

prejudice to his other rights and remedies in law or in equity. It is hereby acknowledged and understood by all the Parties hereto this agreement that this provision shall survive the Completion and this agreement.

7.09 **Pending Litigation.** Seller warrants and represents that Seller has no awareness of the existence of any actual or potential claim, demand, suit, cause of action, charge or grievance possessed by Seller, which conflict with the subject matter of this Agreement. Seller warrants and represents that Seller has not assigned, authorized or transferred (in any way, whether directly or indirectly) any claims, demands, suits, causes of action, charges, or grievances of any kind or character, which Seller had or may have had prior to date of this Agreement which forms the subject matter of this Agreement.

7.10 **Governing Law**. **THE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY, CONSTRUCTIONS, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT.** The parties agree that venue of any and all disputes arising from this Agreement or in any way related to the contractual relationship between the parties shall be in the State District Courts of Tarrant County, Texas, and the parties waive any objections to the jurisdiction of such courts. In the event of a dispute arising from this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees in addition to any other relief awarded. Subject to approval by such courts, Buyer consents to remote attendance by Seller in any court proceedings.

7.11 **Headings**. The headings of the articles and paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement.

7.12 **Counterparts**. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

7.13 **Confidential Information**. Each parties shall preserve and maintain all proprietary information and trade secrets of the other party received or confirmed in documentary form by each party pursuant to the transaction contemplated under this Agreement and shall not disclose to any third person or use any such proprietary information or trade secret for personal advantage, except that each party shall be free to use and disclose all or any of such proprietary information and trade secrets which (a) were already in each party's possession at the time of disclosure; (b) are a matter of public knowledge; (c) have been or are hereafter published other than through other party ; or (d) are lawfully obtained by each party from a third person without restrictions of confidentiality. The obligation of each party contained in this paragraph shall terminate at the Completion, or, in the event that a closing does not occur, shall terminate 5 years after the execution of this Agreement. On or after Completion Date or Extended Completion Date as the case may be, each Party shall have the right to issue press release, public statement or other communication in relation to the transaction consummated under this Agreement without the consent of the other party.

7.14 **No Unreasonable Interference**. Pending the Completion and non-consummation of the transaction under this Agreement, Buyer will not take any action which could reasonably be expected to interfere unreasonably with the business or operations of the Company.

7.15 **Assignment.** Buyer shall have the right to assign this Agreement and its right hereunder to any entity or person affiliated with Buyer and/or its officers or members. This assignment shall be made at Buyer's sole discretion and any assignment made under this Section 7.16 shall **not** require Seller's consent.

7.16 **Exclusivity and Confidentiality.** Seller hereby agree that this Agreement is exclusive to the Parties and that Buyer would suffer irreparable harm should the details of this Agreement be disclosed by Seller. Accordingly, the Seller agrees that all terms of this Agreement shall remain confidential. Disclosure by Seller of any term of this Agreement to any party (other than Buyer, Seller, Buyer's Counsel or Seller's Counsel) shall be deemed a material breach of this agreement, and Buyer shall be entitled to all rights and remedies available at law or otherwise. It is further agreed and acknowledged by Seller that disclosure of the terms of this Agreement or the Agreement in its entirety may be required by Buyer in accordance with the rules and requirements of the U.S. Securities and Exchange Commission or Nasdaq. Such disclosure shall not constitute a breach, nor shall any announcements or press releases distributed by Buyer constitute a breach of this Agreement. Seller shall fully cooperate with Buyer for any disclosures it deems necessary, at it sole discretion.

7.17 **Severability.** In the event that any provision of this Agreement shall be determined to be unenforceable for any reason, every other provision of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, the Parties shall thereupon negotiate in good faith in order to agree to the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provisions so found to be unenforceable.

7.18 **Miscellaneous.**

(a) **Anti-Disparagement.** Neither Party will disparage, derogate, undermine, embarrass or otherwise impair the reputation, goodwill or commercial interests of the other Party or any of its executive officers, directors, partners or control persons, or portray the other Party or any of its executive officers, directors, partners and control persons, in a false, competitively adverse or poor light.

(b) **Notice.** Notices under this Agreement shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed to the party at the appropriate address set forth below. Such addresses may be changed from time to time by either party by providing notice as set forth below. Notices mailed in accordance with these provisions shall be deemed received on the third day after posting.

SELLER:

Timothy Peter Scoffham
The Barn at Penfolds
The Street Bury
West Sussex RH201PA
England, United Kingdom

With copy: *timothyscoffham24@gmail.com*
(shall not constitute notice)

BUYER:

Lottery.com Inc.
20808 State Hwy 71W
Unit B
Spicewood, TX 78669

With copy: *matthew.mcgahan@lottery.com*
(shall not constitute notice)

and

rob.stubblefield@lottery.com
(shall not constitute notice)

Such addresses may be changed from time to time by either party by providing notice as set forth above.

NOTICE

SELLER UNDERSTANDS THAT, UPON CLOSING, HE SHALL HAVE NO RIGHTS OR INTEREST IN THE COMPANY, AND HE SHALL FOREVER GIVING UP ITS INTEREST IN THE COMPANY AS PER THE TERMS OF THIS AGREEMENT. SELLER WARRANTS AND REPRESENTS TO THE BEST OF HIS KNOWLEDGE THAT AS ON DATE OF THIS AGREEMENT THERE IS NO EXISTENCE OF ANY ACTUAL OR POTENTIAL CLAIM, DEMAND, SUIT, CAUSE OF ACTION, CHARGE OR GRIEVANCE WHICH SHALL CONFLICT THE TERMS OF THIS AGREEMENT. SELLER WARRANTS AND REPRESENTS THAT SELLER HAS NOT ASSIGNED, AUTHORIZED OR TRANSFERRED (IN ANY WAY, WHETHER DIRECTLY OR INDIRECTLY) ANY CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, CHARGES, OR GRIEVANCES OF ANY KIND OR CHARACTER, WHICH SELLER HAD OR MAY HAVE HAD PRIOR TO DATE OF THIS AGREEMENT WHICH FORMS THE SUBJECT MATTER OF THIS AGREEMENT.

**** Signatures follow. ***

EXECUTED in one or more counterparts, each of which shall be deemed an original, effective August 14, 2024 (the "**Effective Date**").

SELLER

TIMOTHY PETER SCOFFHAM ("SCOFFHAM"):

By: */s/ Timothy Peter Scoffham*
Timothy Peter Scoffham, Individually

IULIAN-CATALIN RUGINA ("RUGINA"):

By: */s/ Iulian-Catalin Rugina*
Iulian-Catalin Rugina, Individually

BUYER

LOTTERY.COM, INC.:

By: *s/ Matthew McGahan*
Matthew McGahan, its President & CEO

CERTIFICATE OF SELLER

Timothy Peter Scoffham and Iulian-Catalin Rugina, ("Seller") makes the representations and warranties below to Lottery.com Inc. ("Buyer"), in connection in connection Stock Purchase and Sale Agreement for S&MI Ltd and the following shares of S&MI Ltd (the "Company"), referred to herein as the "Subject Shares":

One Hundred Percent ("100.00%") of ownership interest in S&MI Ltd is held by Timothy Peter Scoffham and Iulian-Catalin Rugina.

(a) S&MI Ltd (the "Company") is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom.

(b) The Company is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or the ownership or use of any of its properties or assets.

(c) That attached Exhibit B sets forth a true and complete list of the names, addresses and titles of the Members, Managers, or Managing Members of the Company.

(d) All the Subject Shares have been duly authorized and validly issued and are fully paid and none of them was issued in violation of any preemptive or other right. The Company is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire the Interest, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to the Interest.

(e) Seller owns all of the Subject Share, free and clear of all liens, claims, charges, restrictions, equities and encumbrances of any kind and has full authority, power and legal right to sell, assign, transfer and deliver the same.

(f) The execution, delivery or performance of this Agreement:

i. will not violate or conflict with the articles of incorporation, certificate of formation, the bylaws, or any other of the governing documents of the Company;

ii. will not conflict with or result in any breach of or default under any provision of any contract or agreement of any kind to which Seller or the Company is bound or to which any property or asset of any of them is subject;

iii. is not prohibited by any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency;

iv. does not require Seller or the Company to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person;

v. will not cause any acceleration of the maturity of any note, instrument or other obligation to which the Company is bound or with respect to which the Company is an obligor or guarantor; and

vi. will not result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to the Interest or any of the properties, assets, business, agreements or contracts of the Company.

(g) All federal, state, local and foreign tax returns, reports and statements required to be filed by the Company have been properly and timely filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments and charges, liens, claims or encumbrances upon or relating to the Company and its employees, payroll, income, gross receipts and assets and assets have been paid, including any penalties and interest.

(h) There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in the United States or any foreign jurisdiction, of any kind now pending or threatened or proposed in any manner involving Seller or the Company or the assets of the Company that, if asserted and decided adversely to Seller or the Company, could materially and adversely affect the present or prospective operations or business of the Company.

(i) The Company has complied with and is in compliance with all federal, state, local and foreign statutes, laws, environmental laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree. The Company has received no opinion or memorandum or legal advice from any legal counsel to the effect that it is exposed to any liability or disadvantage that is or may be material to the Company.

(j) The Company has never issued any security covered by a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended or the Investment Company Act of 1940, as amended, and no security

issued by the Company has ever been registered pursuant to the Securities Exchange Act of 1934, as amended.

(k) All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller directly with Buyer and without the intervention of any other person, other than the individual parties' counsel, and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

(l) No statement by Seller contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by Seller or any counsel or other agent of Seller to Buyer made pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

"The representations, statements and other statements made in this Certificate are true and correct, to the best of my personal knowledge."

____

Timothy Peter Scoffham

____

Iulian-Catalin Rugina

CERTIFICATE OF BUYER

Lottery.com Inc. ("Buyer") hereby makes the representations and warranties below to Timothy Peter Scoffham and Iulian-Catalin Rugina ("Seller"), in connection Stock Purchase and Sale Agreement for S&MI Ltd (the "Company").

(a) Buyer has full authority, power and legal right to enter into this Agreement and acquire the shares of the outstanding interest in the Company, along with certain assets held by the Company.

(b) All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Seller and without the intervention of any other person, except for the individual parties' counsel, and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

(c) No statement by Buyer contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by Buyer or any counsel or other agent of Buyer to Seller made pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

(d) Buyer shall pay the Purchase Price in a timely manner as per the terms of this Agreement.

"The representations, statements and other statements made in this Certificate are true and correct, to the best of my personal knowledge."

____

Lottery.com Inc.

STATE OF _______________ §
§
COUNTY OF _____________ §

Before me on _______________ ____, 2024, personally appeared Matthew McGahan and acknowledged to me that Matthew McGahan executed the foregoing certificate for the purposes therein expressed.

____

NOTARY PUBLIC, STATE OF _______________

(This page is intentionally left blank.)

EXHIBIT A

Assets

- Domain Names: <SportLocker.com>, <Sportoons.com>, <WorldofSport365.com>, and <NowSport365.com>

- Website/Webapp

- Mobile app (Google & Apple)

- Socials accounts (FaceBook, Instagram, X (Twitter) TikTok & LinkedIn)

- Media Encoding & Translations/Media & Articles platform

- Payment Reports and Routing Gateway platform

- All white-labels

- All telco contracts

- All telco revenue & pipeline

- All content contracts

- Delivery team

- 220 episodes of *Sportoons* content/editorial

-Complete tech stack and IP property rights thereto.

EXHIBIT B

Directors and Officers of S&MI Ltd

The names and respective addresses of S&MI Ltd's directors are as follows:

Name	Address
Timothy Peter Scoffham	The Barn at Penfolds The Street Bury West Sussex RH201PA England, United Kingdom

The names and respective addresses of S&MI Ltd's officers are as follows:

Name	Office Held	Address
Timothy Peter Scoffham	Director and CEO	The Barn at Penfolds The Street Bury West Sussex RH201PA England, United Kingdom

EXHIBIT C

Legal Opinion Letter

The Law Offices of Randall J. Lanham, Esq.

28562 Oso Parkway
Unit D
Rancho Santa Margarita, CA 92688

Telephone: (949) 933-1964
Facsimile: (949) 666-5006

August 20, 2024

VIA EMAIL ONLY

Vito Cirone, Account Manager
Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004-1561
Via Email: ***vcirone@continentalstock.com***

Re: Lottery.com Inc. – Restricted Stock Issuance

Dear Mr. Cirone:

I am providing this opinion regarding the issuance of Lottery.com Inc. ("Lottery") restricted shares of common stock pursuant to the Share Purchase and Sale Agreement ("SPA") dated August 14, 2024, between Timothy Peter Scoffham ("Scoffham"), Iulian-Catalin Rugina ("Rugina") and Lottery.com Inc., ("Lottery") attached hereto as Exhibit A. The shares will be legally issued, fully paid and non-assessable.

This office has been informed that Scoffham owns ninety-six and one-fifth percent of the issued and outstanding (96.96%), Rugina owns three and four-fifths percent (3.04%) of the issued and outstanding shares and the Seller owns one hundred percent (100%) of the issued share capital of S&MI Ltd, doing business as Sport Locker, a Company registered in England and Wales under number 14315884 and having its registered address at 86-90 Paul Street, London, EC2A4NE, England, United Kingdom ("S&MI");

Pursuant to the terms of the SPA, Scoffham and Rugina will deliver One Hundred Percent (100.00%) ownership interest in S&MI in consideration for One Million Dollars USD ($1,000,000.00) in restricted stock units of common shares in Lottery (the "Payment-In-Kind") fixed at Three Dollars USD ($3.00) per share (the "Fixed Price"). According to the terms of the SPA the Payment-In-Kind is staggered over five payments. The first being the value of One Hundred Fifty Thousand Dollars USD ($150,000.00) in restricted stock units of common shares in Lottery or Fifty Thousand (50,000) restricted common share (the "Shares"). The Shares are the subject of this opinion. Further, as of the date of this letter, neither Scoffham or Rugina are to be considered "affiliates" as defined by Rule 405 of the Securities Act of 1933.

In addition, please let this confirm this firm has received an irrevocable letter of instruction to issue additional opinion letters as required by the SPA pursuant to its terms and conditions and to instruct the transfer agent in kind.

The following shares should be issued in accordance with the terms of the SPA and the below schedule:

Timothy Peter Scoffham	48,480	(96.96%)
Iulian-Catalin Rugina	1,520	(3.04%)

We certify that the Company has received the full consideration for this issuance and that these securities are therefore validly issued as fully paid and non-assessable. Furthermore, we also certify that the Treasury Direction adheres to the requirements as set out in Lottery's Articles and By-Laws and any and all applicable statutes and regulations. The issued shares have not been registered with the Securities and Exchange Commission ("SEC") and are therefore "restricted" under the Securities Act of 1933. Therefore, the below legend should be placed upon the issued securities.

LEGEND TEXT:

"THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM SUCH REGISTRATION."

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE MARCH 2, 2025.

Our opinions herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof that may affect the opinions expressed herein, including, without limitation, future changes in applicable law and circumstances, lapse of time and other matters. We express no opinion as to rights, obligations or other matters subsequent to the date hereof, and we assume no obligation to advise you or any other person or entity of any changes to our opinion subsequent to the date hereof. Our opinions are expressly limited to the matters set forth above, and we are rendering no opinion, whether by implication or otherwise, as to any other matters relating to the Holder, Issuer or otherwise.

If there are any questions or concerns regarding this letter, please contact the undersigned.

Best Regards,

Randall J. Lanham, Esq.

RJL/abm

Cc: Matthew McGahan, Lottery.com Inc. - President & CEO